Exhibit 99.1

NORTHSTAR NEUROSCIENCE, INC. REPORTS OPERATING RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR 2007

SEATTLE—March 6, 2008 — Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported that investments in ongoing clinical trials and continued development of its cortical stimulation platform resulted in a net loss of $4.9 million and $23.9 million for the quarter and year ended December 31, 2007, respectively, compared to a net loss of $5.3 million and $25.1 million for the quarter and year ended December 31, 2006, respectively. The Company also reported cash and investments of $83.5 million at December 31, 2007 compared to $105.3 million at December 31, 2006.

“Northstar completed 2007 with the financial and operational resources to continue pursuing cortical stimulation as a viable therapy for patients suffering from neurological diseases and disorders,” stated John Bowers, Northstar’s President and Chief Executive Officer. “Since our January announcement of the EVEREST primary endpoint results, we have performed a strategic review of our clinical opportunities. Going forward, we anticipate a greater focus on our clinical program investigating cortical stimulation for the treatment of depression. During 2007, we reported promising data for treating major depressive disorder with our cortical stimulation therapy and expect to initiate a follow-on study this year.”

Mr. Bowers continued, “We continue to analyze the data from the EVEREST study of cortical stimulation for the recovery of hand and arm function following stroke, including a more detailed review of patient subsets and longer-term follow-up data. As reported at last month’s International Stroke Conference, there is an identifiable patient subset that achieved significant benefit and that we believe provides direction for how to further improve the therapy. While we do not anticipate filing a PMA based on the EVEREST data set, we are encouraged by these additional findings and believe they warrant further analysis in a focused study.”

Research and development expenses totaled $3.5 million and $19.4 million for the quarter and year ended December 31, 2007, respectively, compared to $5.1 million and $18.3 million for the quarter and year ended December 31, 2006, respectively. The decrease in expenses for the quarter reflects Northstar’s completion of recruiting and randomizing patients for the EVEREST clinical trial in the second quarter of 2007, while the increase in year to date expenses reflects increased headcount and greater product development and other research expenses.

General and administrative expenses totaled $2.5 million and $9.4 million for the quarter and year ended December 31, 2007, respectively, compared to $1.6 and $6.2 million for the quarter and year ended December 31, 2006, respectively. The increases were primarily due to additional headcount, increased professional services costs, continuing investments in Northstar’s intellectual property portfolio, and increased marketing activities.

Interest income totaled $5.0 million for the year ended December 31 2007, compared to $3.3 million for the year ended December 31, 2006. These amounts reflect interest earned on our investment portfolios for each year, during which no impairments or material losses were recognized. Shareholder’s equity includes unrealized gains of $141,000 as of December 31, 2007, compared to unrealized losses of $29,000 as of December 31, 2006.

Basic and diluted net loss per share applicable to common shareholders was $0.19 and $0.92 for the quarter and year ended December 31, 2007, respectively, compared to $0.21 and $1.54 for the quarter and year ended December 31, 2006, respectively.

Conference Call

Northstar Neuroscience will hold a conference call to discuss fourth quarter and fiscal 2007 operating results today starting at 4:30 p.m. ET (1:30 p.m. PT). To listen to the conference call on your telephone, please dial 1-866-271-5140 (US/Canada) or 1-617-213-8893 (International) and use the participant code “63260190” approximately ten minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience web site at www.northstarneuro.com under the investor relations section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological injury, disorder and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain - the cerebral cortex. The Renova system is currently under investigation for several indications. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the timing and results of any of our clinical trials, analysis of the results of any of our clinical trials, the timing of release of results related to any of our clinical trials, the timing of any proposed submission to the U.S. Food and Drug Administration, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, and our ability to estimate future cash flows and cash needs. Results from our feasibility trials, or from subgroups of a pivotal clinical trial, may not be indicative of success in any later clinical trials.

Contacts:

Investors:
Northstar Neuroscience, Inc.	Westwicke Partners
Ray Calvert, 206-902-1930	Mark Klausner, 410-321-9651
Vice President, Finance/CFO	mark.klausner@westwickepartners.com
ir@northstarneuro.com

Media:
Schwartz Communications
Helen Shik/Wendy Ryan, 781-684-0770 northstar@schwartz-pr.com

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	December 31, 2007	December 31, 2006
Cash and investments	$83,450	$105,347
Other current assets	1,017	1,138
Property and equipment, net	949	865
Other assets	93	93

Total assets	$85,509	$107,443

Accounts payable and accrued liabilities	$3,658	$3,861
Other liabilities	601	844
Shareholders’ equity	81,250	102,738

Total liabilities and shareholders’ equity	$85,509	$107,443

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating expenses:
Research and development	$3,523	$5,143	$19,422	$18,277
General and administrative	2,484	1,564	9,441	6,153
Other operating expenses	—	—	—	2,500

Total operating expenses	6,007	6,707	28,863	26,930

Operating loss	(6,007)	(6,707)	(28,863)	(26,930)
Interest income, net	1,150	1,435	5,010	3,287
Other income (expenses), net	—	—	—	(1,440)

Net loss	(4,857)	(5,272)	(23,853)	(25,083)
Preferred stock accretion	—	—	—	(2,062)
Net loss applicable to common shareholders	$(4,857)	$(5,272)	$(23,853)	$(27,145)

Basic and diluted net loss per share applicable to common shareholders	$(0.19)	$(0.21)	$(0.92)	$(1.54)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,880,323	25,679,177	25,840,292	17,662,609